Exhibit 16.1

MOUNTJOY CHILTON MEDLEY

2000 Meidinger Tower

462 South Fourth Street

Louisville, KY  40202

Telephone:  (502) 749-1900

March 22, 2010

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N.W.

Washington, DC  20549

Re:       Industrial Services of America, Inc.

Commission File Number:   0-20979

Dear Sirs

We have received a copy of, and are in agreement with, the statements being made by Industrial Services of America, Inc. in Item 4.01 of its Form 8-K dated March 22, 2010, captioned "Change in Registrant's Certifying Accountant."

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Mountjoy Chilton Medley LLP

Mountjoy Chilton Medley, LLP